SUBSIDIARIES OF MILTOPE GROUP INC.


         Direct or Name                 State of
         Indirect                     Incorporation      % Owned
   ------------------------------     -------------      -------

   Miltope Corporation                  Alabama            100%
   Miltope Business Products, Inc.      New York           100%